AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
dated February 1, 2005
between
CITIGROUP INVESTMENT ADVISORY SERVICES
and DELAWARE MANAGEMENT COMPANY,
a series of Delaware Management Business Trust
     This Amendment is made this 29th day of JULY, 2008, by and between Citigroup Investment Advisory Services (formerly Smith Barney Fund Management, LLC) (the “Manager”), and Delaware Management Company, a series of Delaware Management Business Trust (the “Adviser”).
WITNESSETH:
     WHEREAS, the Manager has entered into a Management Agreement dated as of the first day of December, 2005 (the “Management Agreement”) with Consulting Group Capital Market Funds, a Massachusetts business trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (“1940 Act”); and
     WHEREAS, the Manager and the Adviser have entered into an investment sub-advisory agreement effective as of February 1, 2005 (the “Agreement”); and
     WHEREAS, the Manager and the Adviser have determined to amend certain terms of the Agreement to exempt certain persons from the Investment Company Act’s restrictions on affiliated transactions pursuant to the Securities and Exchange Commission’s rules and regulations; and
     WHEREAS, the Manager and the Adviser desire to memorialize the amendment to the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be amended as follows:
1.	Section 2 of the Agreement, is hereby amended by adding the following paragraph as paragraph (e):
     (e) With respect to any Portfolio, (i) the Adviser will not consult with any other adviser to that Portfolio (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Portfolio in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Portfolio.

2.	Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

CITIGROUP INVESTMENT		DELAWARE MANAGEMENT
ADVISORY SERVICES		COMPANY, a series of Delaware
Management Business Trust

By:	/s/ Dominic Maurillo	By:	/s/ John C. E. Campbell

Name:	Dominic Maurillo	Name:	John C. E. Campbell
Title:	Chief Operating Officer	Title:	Executive Vice President
Citigroup Investment Advisory Services Inc.
787 7th Avenue — 32nd Fl.
New York, NY 10019
Fax: (201)604 — 2178